EXHIBIT 4



FOR IMMEDIATE RELEASE
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PAN  ASIA  COMMUNICATIONS  CORP. ANNOUNCES POST REVERSE SPLIT EFFECTIVE DATE FOR
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NAME  CHANGE,  NEW  CUSIP,  TRADING  SYMBOL  AND  MANAGEMENT  CHANGES.
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VANCOUVER, CANADA, April 2, 2003 - Pan Asia Communications Corp. (OTCBB: PNAC)
announced today that the name change and share consolidation (reverse split) on a ten old common shares for one new common share basis approved in writing by shareholders on March 18 and filed with the Secretary of State of Nevada on March 20, 2003, has been approved by the OTC Bulletin Board(R). The Hubei Pharmaceutical Group Ltd. common shares will commence trading on the OTC
Bulletin Board on a post-consolidation basis on Thursday, April 3, 2003 under the new symbol HBEI. The new CUSIP number for the company's post-consolidated common shares is 44352P 10 6.

Registered shareholders may exchange their share certificates for post consolidation share certificates through the company's transfer agent:

Pacific Stock Transfer Company
500 E. Warm Springs Road, Suite 240
Las Vegas, NV 89119

Telephone: (702) 361-3033
Facsimile : (702) 433-1979

It is not absolutely necessary that registered shareholders exchange their existing share certificates for post-consolidation share certificates; the underlying shares represented by existing share certificates may still be sold and transferred as needed, except that each such existing share certificate will be deemed to represent the appropriate number of post-consolidated shares. No fractional shares will be issued as a result of the consolidation, and any such fractional shares are deemed to have been cancelled.

Pursuant to the closing of an acquisition agreement between Pan Asia Communications Corp and Red Dot Capital Inc. for the controlling interest in the Hubei Pharmaceutical Company Ltd. joint venture, the Company will issue 3,000,000 post consolidation common shares as consideration to Red Dot Capital Inc. Upon completion of the vend in of assets from the Hubei Pharmaceutical Factory (operated by Chinese government owned Hubei Zenith Airbeck Pharmaceutical Co. Ltd. since 1968) into the Hubei Pharmaceutical Company Ltd. joint venture, the Company will issue 19,000,000 common shares to Red Dot Capital Inc. to complete the transaction.

Additionally, Pan Asia Communications Corp. announces that Mr. Cecil Morris has resigned as the corporate secretary and as a director of the company. Mr. Mark Glusing has also resigned as the Company's president and as a director.

Appointed to the position of president and director is Mr. Reid H.Y. Li. Mr. Li is an established corporate finance executive whose career has focused on value enhancement of large or government controlled industry through privatization or through strategic joint ventures. Mr. Li is currently the Chairman of Hubei Pharmaceutical Company Ltd. and serves as a strategic financial consultant to a major diversified energy corporation registered in China. Mr. Li holds a bachelors degree in economics and a masters degree in finance and management.

Mr. Eric Fletcher has been appointed to the position of corporate secretary and director. Mr. Fletcher has over 25 years experience at the senior management level with extensive multi-national background in marketing and distribution. He


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has worked as a college instructor with a focus on managerial accounting and is a published author in the information technology and communications fields. He currently owns an IT business serving the needs of medical and research professionals in addition to several other vertically integrated small to mid-sized companies in various industries.

Further information about the corporate developments of the Company will be released in the near future including anticipated development milestones in relation to the Hubei Pharmaceutical Company Ltd. joint venture.

On behalf of the Board of Directors,

Reid H.Y. Li
President

Legal Notice Regarding Forward-Looking Statements
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This press release may contain forward-looking statements, particularly as related to the business plans of the company, within the meaning of Section 27A of the Securities Act of 1933 and Sections 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor created by these sections. Actual results may differ materially from the company's expectations and estimates.


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For further information please contact:

Pan Asia Communications Corp.
Investor Relations
1001 - 1166 Alberni Street
Vancouver, B.C.
Canada, V6E 3Z3

Tel: (604) 648 - 2090
Fax: (604) 648 - 2091


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